                                                                    Exhibit 15.1

               Letter re: Unaudited Interim Financial Information

FMC Technologies, Inc.
Chicago, Illinois

Ladies and Gentlemen:

With respect to the accompanying registration statement on Form S-8 filed by FMC Technologies, Inc., we acknowledge our awareness of the incorporation by reference of our reports dated July 31, 2001 and October 31, 2001 related to our reviews of interim financial information.

Pursuant to rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ KPMG LLP

Chicago, Illinois
January 2, 2002